Exhibit 99.1
CODE OF BUSINESS CONDUCT AND ETHICS OF
SOUFUN HOLDINGS LIMITED
I. INTRODUCTION
     This Code of Business Conduct and Ethics summarizes long-standing principles of conduct that our company, SouFun Holdings Limited including our subsidiaries and other consolidated entities (the “Company”), follows to ensure our business is conducted with integrity and in compliance with the law. Because our Company is incorporated in Cayman Islands with our American depositary shares (“ADSs”) listed on the New York Stock Exchange, Inc. (“NYSE”), and because most of our operations are conducted in the People’s Republic of China, we are subject to laws and ethical rules of all these jurisdictions. We expect our directors, officers and senior management (including our Executive Chairman of our Board of Directors (“Chairman”), Chief Executive Officer and President (“CEO”), Chief Financial Officer, Chief Operations Officer and Vice President) (collectively, the “Senior Officers”), all our financial and accounting managers and, to the extent relevant, all our employees to know and follow the policies outlined in this Code of Business Conduct and Ethics. Any employee, director or officer who violates the letter or spirit of these policies is subject to disciplinary action, up to and including termination.
     Every employee, director or officer has the responsibility to obey the law and act honestly and ethically. To that end, this Code of Business Conduct and Ethics is a guide intended to sensitize each employee, director or officer to significant legal and ethical issues that arise frequently and to the mechanisms available to report illegal or unethical conduct. It is not, however, a comprehensive document that addresses every legal or ethical issue that an employee, director or officer may confront, nor is it a summary of all laws and policies that apply to our business. This Code of Business Conduct and Ethics is supplemental to other policies, manuals and internal regulations of our Company applicable to all our employees, officers and directors. Ultimately, no Code of Business Conduct and Ethics can replace the thoughtful behavior of an ethical director, officer or employee.
     If any employee, director or officer has any questions about this Code of Business Conduct and Ethics or is concerned about conduct s/he believes violates this Code of Business Conduct and Ethics, other policies of our Company or any applicable law, rule or regulation, the employee, director or officer should consult with our CEO and Chairman and, ultimately within the Company, any independent member of the Audit Committee, including the chairman of the Audit Committee, of our Board of Directors. No one at the Company has the authority to make exceptions to these policies, other than our Board of Directors or the Audit Committee of our Board of Directors.
II. COMPLIANCE WITH LAWS, RULES AND REGULATIONS
     All employees, directors and officers must comply fully with all applicable PRC, Cayman Islands and U.S. laws, rules and regulations that govern our business conduct, including, without limitation, securities laws, NYSE Listed Company Manual, environmental laws, insider trading laws and the U.S. Foreign Corrupt Practices Act.

     If you believe that any of our corporate practices raise questions as to compliance with applicable laws, rules or regulations, please report to or discuss with the contact persons designated in this Code of Business Conduct and Ethics.
III. PROHIBITION AGAINST INSIDER TRADING/INSIDER DEALING
     Any employee, director or officer who has access to, or knowledge of, material non-public information from or about the Company is prohibited from buying, selling or otherwise trading in our stock or other securities of our Company. “Material non-public” information includes any information, positive or negative, that has not yet been made available or disclosed to the public and that might be of significance to an investor, as part of the total mix of information, in deciding whether to buy or sell stock or other securities of the Company.
     Such insiders also are prohibited from giving “tips” on material non-public information, that is, directly or indirectly disclosing such information to any other person, including family members, other relatives and friends, so that they may trade in our stock or other securities. Furthermore, if, during the course of service with the Company, any employee, director or officer acquires material non-public information about another company, such as one of our customers or suppliers or our affiliates, or learns that the Company is planning a major transaction with another company (such as an acquisition), the employee, director or officer is restricted from trading in the securities of the other company.
IV. CONFLICT OF INTEREST
     Business decisions must be made in the best interest of our Company, not motivated by personal interest or gain. Therefore, as a matter of our Company policy, all employees, directors or officers must avoid any actual or perceived conflict of interest.
     A “conflict of interest” occurs when an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company as a whole. A conflict of interest situation can arise when an employee, officer or director takes actions or has interests (financial or other) that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest also may arise when an employee, officer or director, or a member of his or her family receives improper personal benefits as a result of his or her position in the Company, regardless of whether such benefits are received from the Company or a third party. Loans to, or guarantees of obligations of, employees and their family members are of special concern. United States federal law currently prohibits the Company from making loans to directors and executive officers.
     It is difficult to identify exhaustively what constitutes a conflict of interest. For this reason, every employee, director or officer must avoid any situation in which his/her independent business judgment might appear to be compromised. Questions about potential conflicts of interest situations, and disclosure of these situations as they arise, should be addressed and reported to the contact persons designated in this Code of Business Conduct and Ethics.
V. CORPORATE OPPORTUNITIES

     All employees, officers or directors are prohibited from: (a) taking for themselves personally opportunities that properly belong to our Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company. All employees, officers or directors owe a duty to our Company to advance its legitimate interests when the opportunity to do so arises.
VI. PROTECTION OF CONFIDENTIAL PROPRIETARY INFORMATION
     Confidential proprietary information that is generated and gathered in the course of the Company’s business is a valid Company asset and protection of this information is vital to the Company’s continued growth and ability to compete. As such, all employees, officers or directors should maintain the confidentiality proprietary information entrusted to them by the Company or its customers or suppliers in the strictest confidence, except when disclosure is authorized or legally mandated.
     Confidential proprietary information includes all non-public information that might be of use to competitors, or would be harmful to the Company or its customers or suppliers if disclosed, including, without limitation, intellectual property such as our corporate name, logos, trademarks, patents, copyrights, confidential information, records, databases, salary and benefits data, employee medical information, customer, employee and supplier lists, ideas, business, research or new product or service plans, objectives and strategies and any unpublished financial or pricing information. Unauthorized use or distribution of confidential proprietary information violates Company policy and could result in negative consequences for both the Company and the individuals involved, including potential legal and disciplinary actions.
     Your obligation to protect the Company’s confidential proprietary information continues even after you leave the Company and you must return all confidential proprietary information in your possession upon leaving the Company.
VII. PROTECTION AND PROPER USE OF COMPANY ASSETS
     Every employee, officer and director is responsible for protecting Company assets against loss, theft or other misuse and ensuring their efficient use. Theft, carelessness and waste have a direct impact on our profitability. Any suspected loss, misuse or theft of our Company assets should be reported to the contact persons designated in this Code of Business Conduct and Ethics. All Company equipment, vehicles, supplies and electronic resources (including hardware, software and the data therein) should be used for legitimate business purposes consistent with Company guidelines.
VIII. FAIR DEALING
     Each employee, officer and director of the Company should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees at all times and in accordance with ethical business practices. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. No bribes, kickbacks or other similar payments in any form shall be made directly or indirectly to or for anyone for the purpose of obtaining or retaining business or obtaining any other favorable action. The

Company and any employee, officer or director involved may be subject to disciplinary action as well as potential civil or criminal liability for violation of this policy.
     Occasional business gifts to and entertainment of non-government employees in connection with business discussions or the development of business relationships are generally deemed appropriate in the conduct of Company business but should be given infrequently and be of modest value. Any gifts or form of entertainment that would likely result in a feeling or expectation of personal obligation should not be extended or accepted by the Company or any of its employees, officers or directors.
     No gifts or business entertainment of any kind may be given to any government employee without the prior approval of a Senior Officer, as practices that are acceptable in commercial business environments may be against the law or the policies governing national or local government employees.
IX. PUBLIC COMPANY REPORTING
     As a result of our status as a public company in the United States, we are required to file periodic and other reports with the U.S. Securities and Exchange Commission (the “SEC”). The Company takes its public disclosure responsibility seriously. To that end in respect of the various disclosure and reporting obligations to which our company is from time to time subject in the United States:
A.	each employee, officer and director must take all reasonable steps to ensure that these reports and other public communications furnish the marketplace with full, fair, accurate, timely and understandable disclosure regarding the financial and business condition of our Company;

B.	each employee, officer and director must promptly bring to the attention of the contact persons designated in this Code of Business Conduct and Ethics any material information of which such employee, officer and director may become aware that affects the disclosures made by our Company in its public filings or otherwise would assist the Audit Committee of our Board of Directors in fulfilling its responsibilities as specified in applicable securities laws and regulations; and

C.	each employee, officer and director must promptly bring to the attention of the contact persons designated in this Code of Business Conduct and Ethics any information he or she may have concerning (i) significant deficiencies in the design or operation of our internal controls that could adversely affect our Company’s ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, involving management or other employees who have a significant role in our Company’s financial reporting, disclosures or internal controls.
X. REPORTING ILLEGAL OR UNETHICAL BEHAVIOR
     Each employee, officer and director has a duty to adhere to this Code of Business Conduct and Ethics. Each employee, officer and director must also promptly bring to the attention of the contact persons designated in this Code of Business Conduct and Ethics any information s/he may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of a violation of this Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in our Company’s financial reporting, disclosures or internal controls. Confidentiality will be maintained to the fullest extent possible.
     An employee, director or officer will not be penalized for making a good-faith report of violations of this Code of Business Conduct and Ethics or other illegal or unethical conduct, nor will we tolerate retaliation of any kind against anyone who makes a good-faith report. An employee, director or officer who submits a false report of a violation, however, will be subject to disciplinary action. If you report a violation and in some way also are involved in the violation, the fact that you stepped forward will be considered.
     If the result of an investigation indicates that corrective action is required, our Board of Directors will decide, or designate appropriate persons to decide, what actions to take, including, when appropriate, legal proceedings and disciplinary action up to and including termination, to rectify the problem and avoid the likelihood of its recurrence.
XI. RELATIONSHIP TO COMPANY MANUAL
     This Code of Business Conduct and Ethics supplements the existing policies and procedures already in place as stated in other Company manuals and communicated to our employees, officers and directors. Certain policies referred to in this Code of Business Conduct and Ethics are contained in their entirety in the other Company manuals. The Company manuals contain information that is proprietary and confidential, and the Company hereby expressly denies waiving any right to assert claims that the contents of such Company manuals are proprietary and/or confidential.
     This Code of Business Conduct and Ethics and other Company manuals are statements of goals and expectations for individual and business conduct. They are not intended to, and do not in any way constitute, an employment contract or an assurance of continued employment. The Company does not create any contractual rights by issuing this Code of Business Conduct and Ethics or any Company manual.
XII. AMENDMENT, MODIFICATION AND WAIVER
     This Code of Business Conduct and Ethics may be amended or modified by our Board of Directors. Any waiver (whether explicit or implicit) of non-compliance with this Code of Business Conduct and Ethics with respect to an executive officer or director may only be made by our Board of Directors or by a committee of our Board of Directors and must be disclosed to our shareholders in (i) a press release; (ii) the Company’s annual report on Form 20-F filed with the SEC; (iii) a Form 6-K furnished to the SEC; or (iv) a statement on our website, www.soufun.com.
XIII. ACKNOWLEDGMENT

     Each employee, director or officer is accountable for knowing and abiding by the policies contained in this Code of Business Conduct and Ethics. The Company may require that each employee, director or officer sign an acknowledgment confirming that s/he has received and read this Code of Business Conduct and Ethics, understand, and will comply with such code.